EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136821 on Form S-8 pertaining to the Syntel, Inc. Amended and Restated Stock Option and Incentive Plan, Syntel Inc., Amended and Restated Employee Stock Purchase Plan and Registration Statement No. 333-139943 on Form S-3 and No. 333-139227 on Form S-3A pertaining to Syntel, Inc. of our report dated February 29, 2008 with respect to the consolidated financial statements of Syntel, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which report is included in this Annual Report on Form 10-K for Syntel, Inc. and subsidiaries for the year ended December 31, 2007.

Crowe Chizek and Company LLC

Fort Wayne, Indiana
February 29, 2008